Exhibit 11.1

RULES OF CONDUCT FOR THE FINANCIAL EXECUTIVES OF

TELECOMUNICAÇÕES DE SÃO PAULO – TELESP

Following the guidelines established by Telefónica, S.A., these rules (the “Code”) have as their objective to set determined standards of conduct for the people that hold positions of responsibility related to the finances of Telecomunicações de São Paulo – Telesp (the “Company”), which is part of the Telefónica Group (the “Group”). These rules complement the “Internal Policy for Conduct for areas related to Stock Markets”; the “Policy for Disclosure of Information to the Markets”, and the “Policy for Communication and Control of Financial and Accounting Information”, in addition to all other of the Company’s policies that have similar purposes.

1.     Scope of Application

1.1   This Code will be applicable to the following individuals:

a) The President, the Chief Executive Officer and Vice Presidents of the Company and corresponding positions of controlled companies; and

b) The Executives of the Company and each of its controlled companies that work in the following areas: finance (capital markets, treasury, financing, investor relations, accounting and accounting consolidation) and management control. In addition to those mentioned above, this Code is also applicable to employees of the Company with any other position that has similar responsibility over the areas mentioned above.

2.     Principles of Conduct

2.1   The individuals covered by this Code must:

a) When performing their duties, act with honesty and integrity, avoiding real or apparent situations of conflict of interest in their personal or professional relationships.

b) When performing their duties, comply with all legislation, regulations, dispositions and local and international rules that are applicable for performing their duties and especially those regulations related to the stock markets, specifically those related to insider information and manipulation of the market.

2.2   In the case of a conflict of interests, the individuals covered by this Code must act in an upstanding and honest at all times, with loyalty to the Company, the Telefónica Group and its shareholders, independently of their own interests or those of third parties. In all cases, they must abstain from intervening or taking part in the decision taking processes that may affect people or entities with whom conflicts may exist and they must abstain from agreeing with the classified information that affects such conflict.

2.3   In addition to the above, the individuals covered by this Code must comply with the dispositions and specifically with the obligations of communication related to conflicts of interests, included in other rules and internal regulations that are applicable to them, for example the “Policy for Disclosure of Relevant Facts or Acts of the Company” or the “Internal Policy for Conduct in Areas Related to Stock Markets,” or any other rules of similar content, and must also:

a) When performing their duties, act with due diligence and loyalty, complying with all internal control rules existing in the Company, so that the information disclosed to the markets is timely, complete, accurate, true, precise and clear, guaranteeing both the interests of the shareholders and investors, as well as the demands of market authorities in which the securities are issued by the Company are accounted for.

b) Respect the confidentiality of the information to which they may have access when performing their duties, except when its disclosure is authorized or legally required. Under no circumstance may such information be used for their own benefit.

3.     Communication of suspicion of illegal or disloyal conduct

3.1   The Company, as well as the Telefónica Group, gives great importance to compliance with this Code. Therefore, no exception to its compliance will be accepted under any circumstance.

3.2   In the case that any of the individuals covered by this Code becomes aware of any fact that may be qualified as a violation thereof or of current laws, he must inform such to the General Director of Internal Audit, who will keep a record of such.

3.3   The General Director of Internal Audit will inform the Audit and Control Commission of all such communications he receives, so that the Committee can determine the necessary measure to be adopted.

4.     Coming into effect

4.1   The present Rules of Conduct will come into effect 30 (thirty days) after its approval.